UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2012

THE BRAINY BRANDS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54344	30-0457914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

460 Brogdon Road, Suite 400
Suwanee, GA 30024
(Address of principal executive offices) (zip code)

(678) 762-1100
 (Registrant's telephone number, including area code)

  Copies to:
Marc Ross, Esq.
Jeff Cahlon, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2012, The Brainy Brands Company, Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with accredited investors (the “Investors”). Pursuant to the Subscription Agreement, on March 16, 2012, the Company issued and sold to the Investors, convertible promissory notes (the “Notes”) in the aggregate principal amount of $114,000 (the “Private Placement”). The Notes are secured by all of the assets of the Company. The Notes are convertible into common stock of the Company at a conversion price equal to the lower of (i) $0.04, or (ii) the average of the three lowest bid prices of the common stock for the twenty trading days preceding but not including the conversion date, subject to adjustment in the event of stock splits, stock dividends, or in the event of certain subsequent issuances by the Company of common stock or securities convertible into common stock at a lower price. The Notes will mature on September 23, 2013 and bear interest at the rate of 10% per annum due and payable semi-annually in arrears commencing June 30, 2012 and upon maturity. Pursuant to the Private Placement, the Company issued to the Investors warrants to purchase 50 shares of common stock (the “Warrants”) for each $1.00 principal amount of Notes, such that the Company issued an aggregate of 5,700,000 Warrants. The Warrants have a five-year term, may be exercised on a cashless basis, and have an exercise price of $0.04, subject to adjustment in the event of stock splits, stock dividends, or in the event of certain subsequent issuances of the Company of common stock or securities convertible into common stock at a lower price. The Notes may not be converted, and the Warrants may not be exercised, to the extent such conversion or exercise would cause the holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion or exercise.

A second and third closing under the Subscription Agreement may occur (the “Second Closing”), subject to certain conditions including the consent of the Investors, for additional principal amount of up to the balance of $300,000 in Notes. If such additional closings occur, the Company will issue Notes and Warrants on the same terms and conditions as the Private Placement. A second and third closing may not occur after June 30, 2012.

The Investors were subscribers under the subscription agreement, dated as of November 24, 2010, among the Company and the subscribers identified on Schedule 1 thereto, and certain of the Investors were subscribers under the subscription agreement, dated as of April 18, 2011, among the Company and the subscribers identified on Schedule 1 thereto, and the subscription agreement, dated of as of August 11, 2011, among the Company and the subscribers identified on Schedule 1 thereto.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Subscription Agreement, dated March 16, 2012, between the Company and the Investors
10.2	Form of Note
10.3	Form of Warrant
10.4	Subsidiary Guarantee, dated March 16, 2012, between Brainy Acquisitions, Inc. and the Collateral Agent named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BRAINY BRANDS COMPANY, INC.

Dated: March 22, 2012	By:	/s/ Paul Harrison
Name: Paul Harrison
Title: Chief Executive Officer

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